Exhibit 99.1

Quality Industrial Corp. Announces CEO Transition

Carsten Kjems Falk Appointed Chief Executive Officer

SAN FRANCISCO, CA, April 23, 2026 - Quality Industrial Corp. (the “Company”) (OTCID: QIND), an industrial and energy-focused company providing comprehensive solutions for the liquefied petroleum gas (“LPG”) industry, today announced the appointment of Carsten Kjems Falk as Chief Executive Officer. Mr. Falk will continue to serve as Chief Financial Officer and a director of the Company. The appointment follows the resignation of John-Paul Backwell as Chief Executive Officer, for personal and health reasons. Mr. Backwell will continue to serve as a director of the Company.

Mr. Falk has served as the Company’s Interim Chief Financial Officer and a director since August 2025. Since June 2025, Mr. Falk has also served as Head of M&A of Fusion Fuel Green PLC (Nasdaq: HTOO). From October 2022 to August 2025, Mr. Falk served as Chief Commercial Officer of the Company, and from September 2020 to October 2022, he previously served as Chief Executive Officer of the Company. Mr. Falk has also held senior executive roles across the SaaS, FMCG, and energy sectors, including Chief Executive Officer of Domino’s Pizza Denmark from 2013 through 2019.

“I am honored to take on this expanded role at such an important time for the Company,” said Mr. Falk. “We remain focused on disciplined execution, operational efficiency, and advancing our strategic priorities. I also remain committed to ensuring our ongoing transactions are accomplished.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” “plan,” “target,” “predict,” “potential,” or the negative of such terms or other comparable terminology. Forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s leadership transition, the expected impact of Mr. Falk’s appointment, the Company’s business strategy, operational priorities, and future performance. These statements are based on information available to the Company as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, among others, the risk that the leadership transition may not yield anticipated benefits, the Company’s ability to execute its business plan, market and competitive conditions, financing availability, regulatory developments, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 31, 2026. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contact

Quality Industrial Corp.

505 Montgomery Street, San Francisco, CA 94111

Phone: +1-800-706-0806

Email: info@qualityindustrialcorp.com

Investor Relations Website: qualityindustrialcorp.com

X: @QualityIndCorp | @Fusion_Fuel

Source: Quality Industrial Corp.